Exhibit 99.1
For Immediate Release

Contact:	Company: Fred M. Powell, CFO Beijing Med-Pharm 610-940-1675 or Media: Mike Beyer Sam Brown Inc. 773-463-4211 beyer@sambrown.com
Beijing Med-Pharm Raises Approximately $32.6 million in Registered Direct Offering
Plymouth Meeting, PA — August 21, 2007 — Beijing Med-Pharm Corporation (Nasdaq: BJGP) announced today that it has entered into agreements with certain institutional and individual accredited investors to sell an aggregate of 3,470,557 units consisting of one share of our common stock and warrants to purchase two-tenths of a share of our common stock at an exercise price of $9.37 per share. The purchase price for each unit is $9.395 per unit for aggregate proceeds of approximately $32.6 million. After expenses and cash fees to the placement agent, Beijing Med-Pharm expects to receive net proceeds of approximately $30.6 million. The closing of the financing is expected to occur on or about August 22, 2007. Philadelphia Brokerage Corporation acted as the sole placement agent and will receive 60,896 shares of our common stock as partial payment for its fee with respect to the offering.
“This financing enables Beijing Med-Pharm to advance our tactical operations and realize our strategic vision as a leading company offering a comprehensive, end-to-end solution to Western pharmaceutical companies seeking to enter the Chinese market while also expanding our own distribution of our products across China,” said David Gao, President and Chief Executive Officer of Beijing Med-Pharm. “Included in these activities is an important strategic acquisition — a 49% minority interest in the OTC manufacturer Sunstone Pharmaceutical Co., Ltd. We look forward to achieving these key goals and delivering on our strategy.”
About Beijing Med-Pharm Corporation
Beijing Med-Pharm is a pharmaceutical marketing and distribution company that is building a proprietary portfolio of branded pharmaceutical products in China and pursuing partnerships with other companies seeking to enter the Chinese pharmaceuticals market. Beijing Med-Pharm is the only U.S. public company to offer industry partners a comprehensive suite of market-entry services in China that includes pre-market entry analysis; clinical trial management; product registration; market

Beijing Med-Pharm Corp. (US)	1-610-940-1675 (tel)	Beijing Med-Pharm Co., Ltd. (China)	86-10-8486 2661 (tel)
600 W. Germantown Pike, Suite 400	1-610-940-1676 (fax)	Room 1908,	86-10-8486 2121 (fax)
Plymouth Meeting, PA 19462		Kuntai InternationalMansion
www.beijingmedpharm.com		Chaoyang District
Beijing 100020

research; pharmaceutical distribution to hospitals through a unique proprietary network; and pharmaceutical marketing to physicians, hospitals and other healthcare providers. For further information about Beijing Med-Pharm, please visit www.beijingmedpharm.com.
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Forward Looking Statements
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the expected gross proceeds to be received by Beijing Med-Pharm or the expected timing of the closing of the offering. Forward-looking statements provide Beijing Med-Pharm’s current expectations or forecasts of future events. Actual results could differ materially from those reflected in these forward-looking statements due to the inability to satisfy closing conditions or the failure of the potential investors to close the transactions. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Beijing Med-Pharm undertakes no obligation to update publicly any forward-looking statement.